Exhibit 4.2

AGREEMENT REGARDING STOCK AND WARRANTS

This Agreement Regarding Stock And Warrants (“Agreement”) is entered into by and between Availent Financial, Inc., a Delaware Corporation with its principal places of business located at 2720 Stemmons Freeway, South Tower, Suite 600, Dallas, Texas 75207, the surviving corporation resulting from a merger between Availent Financial, Inc., (“Availent Financial”) a Texas Corporation, and SeaCrest Industries, Inc. (“Seacrest”), a Delaware Corporation which was finalized on December 4, 2002, (“Availent”) and Bergstrom Investment Management, L.L.C. (“Bergstrom”), a Delaware Limited Liability Company whose address is 714 Roger Avenue, Kenilworth, IL 60043 as follows:

RECITALS:

WHEREAS, Availent Financial, Availent and Bergstrom have heretofore entered into and are entering into certain loan agreements and amendments to such loan agreements pursuant to which Bergstrom has lent to Availent Financial or Availent during the past twelve month period the sum of One Million Three Hundred Fifty Five Thousand Dollars ($1,355,000); and,

WHEREAS, at the time the initial loan was made by Bergstrom to Availent Financial on or about February 26, 2002, in the original principal amount of Five Hundred Thousand Dollars ($500,000), Availent Financial and/or its shareholders had purchased the controlling shares of SeaCrest and was negotiating a merger agreement with Seacrest which would result in Seacrest becoming the surviving shareholder and with the intention, immediately following the merger, of Seacrest changing its name to Availent Financial, Inc.; and,

WHEREAS, in consideration for such loans by Bergstrom, Availent Financial and/or Availent has delivered to Bergstrom certain promissory notes and has agreed to pay certain amounts of interest, commitment fees, extension fees and other charges and expenses and has further agreed to issue and has issued, certain shares of Seacrest’s common stock and warrants for Bergstrom to purchase additional shares of Seacrest common stock at certain prices as described in the various loan agreements and warrants; and,

WHEREAS, the merger between Seacrest and Availent Financial became effective on December 4, 2002, and Seacrest’s name was immediately changed to Availent; and,

WHEREAS, Availent has taken the necessary steps to effectuate a reverse split in its authorized and outstanding shares of stock which will have the effect of reducing each ten shares of its common stock to one share, i.e., a 10 to 1 split (“Reverse Split”), which Reverse Split is anticipated to become effective no later than January 7, 2003; and,

WHEREAS, Availent is in the process of registering certain shares of its common stock with the Securities And Exchange Commission (“S.E.C.”) for sale to the public and is in the process of becoming listed the NASDAQ in order to have a listing under which the shares of registered stock can be sold; and,

WHEREAS, the price at which Availent initially anticipated selling its stock to the public pursuant to a registration with the S.E.C. and a listing on NASDAQ has changed following the decision to effectuate a Reverse Split of its stock and as a result of other circumstances; and,

WHEREAS, in view of the various changes as described above during the period of time that Bergstrom has been issued shares of stock and warrants and has received commitments from Availent or its predecessor to issue shares of stock and warrants and the parties desire that the “economic value” to Bergstrom remain and was bargained between the parties at the time the various agreements were entered into and the loans were made, the parties desire to clarify and reaffirm their understandings and agreements as follows:

1.  LOAN AGREEMENT RE: $500,000 LOAN DATED FEBRUARY 26, 2002. Concurrently with Availent Financial’s purchase of the controlling interest in Seacrest but prior to the date the merger between the two companies became effective, Bergstrom and Availent Financial entered into a Loan Agreement dated February 26, 2002, whereby Bergstrom lent to Availent the sum of $500,000. As part of the consideration for Bergstrom making the loan, Availent Financial caused Seacrest to issue to Bergstrom the following:

A.                                   250,000 shares of Seacrest common stock that was registered with the S.E.C. as stock freely tradeable in the public market; and,

B.                                     Warrants to purchase 250,000 shares of Seacrest common stock at any time within 36 months from the date the Warrants were issued at a purchase price equal to fifty percent (50%) of the assumed fair market value of $2.00 per share at the time Bergstrom might exercise the Warrants.

The Loan Agreement regarding the $500,000 Loan was amended by a First Amendment To Loan Agreement dated December 27,2002 which was entered into by and between Availent and Bergstrom for the purpose of extending the Maturity Date of the loan from December 31,2002, to April 30,2003, and, with Availent’s prepayment of interest for an extension period by January 31, 2003, for the extension of the loan from April 30, 2003 to June 30, 2003.

Although no more stock nor warrants were issued to Bergstrom pursuant to the Loan Agreement or the First Amendment To Loan Agreement, another agreement was entered into between Availent Financial and Bergstrom on November 12, 2002, which is more specifically described in Paragraph 3 below. Certain provisions and covenants contained of such loan agreement contained anti-dilution provisions and value guarantees with regard to the shares of stock and warrants that were held by Bergstrom as of the date of the loan agreement, including the stock and warrants held by Bergstrom as a result of the $500,000 loan described in this paragraph. Accordingly, Bergstrom gained such protection notwithstanding the merger pending at the time this Loan agreement was entered into and notwithstanding the Reverse Split that was anticipated at the time the First Amendment To Loan Agreement was entered into.

2.  LOAN AGREEMENT RE: $75,000 LOAN DATED OCTOBER 15, 2002. Bergstrom and Availent Financial entered into a Loan Agreement dated October 15, 2002, whereby Bergstrom lent to Availent the sum of $75,000. As part of the consideration for Bergstrom making the loan, Availent Financial caused Seacrest to issue to Bergstrom the following:

Warrants to purchase 43,000 shares of Seacrest common stock at any time within 36 months from the date the Warrants were issued at a purchase price equal to $0.25 each based upon an assumed fair market value of $2.00 per share at such time as Bergstrom might exercise the Warrants.

The Loan Agreement regarding the $75,000 Loan was amended by a First Amendment To Loan Agreement dated December 27,2002 which was entered into by and between Availent and Bergstrom for the purpose of extending the Maturity Date of the loan from December 31, 2002, to April 30, 2003, and, with Availent’s prepayment of interest for an extension period by January 31, 2003, for the extension of the loan from April 30, 2003 to June 30, 2003. As additional consideration for Bergstrom agreeing to renew and extend the $75,000 Loan, Availent, as the surviving corporation resulting from the merger between Availent Financial and Seacrest, agreed to issue Warrants to purchase 4,300 shares of Availent common stock at any time within 36 months from the date the Warrants were issued at a purchase price equal to $2.50 per share based upon an assumed fair market value of $5.00 per share at such time the shares are offered for sale pursuant to a registration of such shares for sale in a public market with the S.E.C.

Additionally, certain anti-dilution provisions and value guarantees were contained in a subsequent agreement entered into between Bergstrom and Availent on November 12, 2002, with regard to the shares of stock and warrants that were held by Bergstrom as of the date of that loan agreement, including the warrants held by Bergstrom as a result of the $75,000 loan described in this paragraph. Accordingly, Bergstrom gained such protection notwithstanding the merger pending at the time this Loan agreement was entered into and notwithstanding the Reverse Split that was anticipated at the time the First Amendment To Loan Agreement was entered into.

3.  LOAN AGREEMENT RE: $280,000 LOAN DATED NOVEMBER 12, 2002. Prior to the date the merger between the Availent Financial and Seacrest became effective, Bergstrom and Availent Financial entered into a Loan Agreement dated November 12, 2002, whereby Bergstrom lent to Availent the sum of $280,000. As part of the consideration for Bergstrom making the loan, Availent Financial caused Seacrest to issue to Bergstrom the following:

A.                                   50,000 shares of Seacrest common stock that was registered with the S.E.C. as stock freely tradeable in the public market with the provision that Bergstrom would be entitled to an additional 10,000 shares of stock if certain contingencies did not occur by December 31, 2002; and,

B.                                     Warrants to purchase 150,000 shares of common stock of Seacrest (or the corporation surviving the anticipated merger) at any time within 36 months from the date the Warrants were issued at a purchase price equal to eighty percent (80%) of the assumed fair market value of $5.00 per share at the time Bergstrom might exercise the Warrants with the provision that Bergstrom would be entitled to Warrants for an additional 30,000 shares if certain contingencies did not occur by December 31, 2002.

The Loan Agreement regarding the $280,000 Loan contained certain anti-dilution provisions that assured Bergstrom that its ownership percentage in the surviving corporation (Availent), would be the same as its ownership percentage in Seacrest prior to the merger and that it would be issued additional shares and warrants, if necessary to assure Bergstrom that it maintained the same economic value it had been assured through the assumptions of share value that had been made at the time the stock and warrants had been issued pursuant to prior agreements when an assumption was made that the fair market value at the time the stock was sold or the Warrants exercised would be $2.00 per share. Availent Financial agreed that, if necessary, following the merger and the Reverse Split, Bergstrom would be issued additional shares and/or additional Warrants to ensure that such anti-dilution protections were received by Bergstrom and that, if necessary, at the time of an offering of the stock for sale through a registration with the S.E.C., if the initial price at which the stock was offered was not equal to or greater than $5.00 per share, Bergstrom would be issued additional stock and Warrants to off set any deficiency in value experienced by Bergstrom as a result of the reduced offering price.

4.  FIRST AMENDMENT TO LOAN AGREEMENT RE: $780,000 LOAN DATED DECEMBER 27, 2002. The Loan Agreement regarding the $280,000 Loan described in Paragraph 3 above was amended by a First Amendment to Loan Agreement dated December 27, 2002, which provided for Bergstrom to loan an additional $500,000 to Availent and for Availent to execute a Renewal, Extension And Modified Promissory Note in the principal sum of $780,000 for the purpose of increasing the principal amount of the loan from $280,000 to $500,000 and extending the Maturity Date of the loan from December 31, 2002, to April 30, 2003, and, with Availents prepayment of interest for an extension period by January 31, 2003, for the extension of the loan from April 30, 2003 to June 30, 2003.

As partial consideration for renewing and extending the original loan of $280,000, Availent agreed to issue to Bergstrom the following:

A.            60,000 shares of Availent common stock to be registered with the S.E.C. as stock freely tradeable in the public market; and,

B.            Warrants to purchase 180,000 shares of Availent common stock at any time within 36 months from the date the Warrants were issued at a purchase price equal to eighty percent (80%) of the assumed fair market value of $5.00 per share at the time Availent shares of common stock are registered with the S.E.C. for sale through an offering to the public as freely tradeable stock.

As partial consideration for modifying the original loan through lending additional principal in the amount of $500,000, Availent agreed to issue to Bergstrom the following:

A.            25,000 shares of Availent common stock to be registered with the S.E.C. as stock freely tradeable in the public market; and,

C.            Warrants to purchase 25,000 shares of Availent common stock at any time within 36 months from the date the Warrants were issued at a purchase price equal to fifty percent (50%) of the assumed fair market value of $5.00 per share at the time Availent shares of common stock are registered with the S.E.C. for sale through an offering to the public as freely tradeable stock.

5.  POST REVERSE SPLIT-CHANGE IN ANTICIPATED OFFERING PRICE. The parties agree that as of the effective date of the Reverse Split of Availent’s common stock, in anticipation that the shares of stock will be registered with the S.E.C. with an initial offering price of $5.00 per share, in an attempt to ensure that Bergstrom receives the economic value of shares and warrants that was intended at the time the above referenced agreements were entered into, Bergstrom shall be issued the shares and warrants by Availent as are described on EXHIBIT “A” attached hereto and incorporated herein for all purposes. Immediately after completion of the Reverse Split of Availent’s common stock anticipated to occur no later than January 7, 2003, Bergstrom shall deliver to Availent to the attention of Availent’s Chief Financial Officer, Woody Conradt (“Conradt”) all Certificates and Warrants representing shares of stock and Warrants to purchase shares of stock in either Seacrest, Availent Financial and/or Availent that have heretofore been issued to Bergstrom. Within seven (7) days following receipt of such Certificates and Warrants, Availent shall cause to be issued Warrants representing the right of Bergstrom to purchase additional shares of Availent pursuant to the terms described on EXHIBIT “A” and shall cause the Transfer Agent of Availent’s common stock to cancel all shares of stock reflected on its transfer ledger as being theretofore issued to Bergstrom and to issue new Certificates of Availent common stock in the number of shares set forth on EXHIBIT “A”. The parties further agree that, to the extent the anticipated initial offering of Availent’s shares is not effective at the price of $5.00 per share, Bergstrom shall be issued additional shares necessary for Bergstrom to achieve the economical value he would have received as described in the above referenced Loan Agreements and Amendments to Loan Agreements referred to and summarized above as if the offering price had been at $5.00 per share.

6.  RATIFICATION/CONFLICT. To the extent of any conflict between any of the Loan Agreements or Amendments To Loan Agreements heretofore entered into and the terms of this Agreement and the schedule attached hereto as EXHIBIT “A”, the terms of this Agreement shall prevail; otherwise, such Agreements are ratified and incorporated herein by reference.

Entered into as of the 27th day of December, 2002.

BERGSTROM INVESTMENT MANAGEMENT, L.L.C.,

a Delaware Limited Liability Company

By:	/s/ KELLEY A. BERGSTROM
Kelley A. Bergstrom President

AVAILENT:

AVAILENT FINANCIAL, INC., a Delaware Corporation

By:	/s/ PATRICK A. MCGEENEY
Patrick A. McGeeney President

EXHIBIT A

AVAILENT FINANCIAL, INC.

BERGSTROM DEBT TRANSACTION

SUMMARY OF EFFECT OF REVERSE SPLIT ON STOCK & WARRANTS

	ORIGINAL $500K (2/02) SHARES		$75K (10/02) SHARES		$280K (11/02) SHARES		NEW $500K SHARES
SUMMARY AFTER RENEWALS:

Stock	100,000		none		56,000		100,000
Warrants	100,000	(A)	30,100	(A)	360,000	(B)	100,000	(A)

(A) — All at 50% discount using $5.00 price for calculations.

(B) — All at 20% discount using $5.00 price for calculations.